EXHIBIT 16.1

September 15, 2022

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

RE: Vaso Corporation

We have read the statements under the Changes In Registrant’s Certifying Accountant section of item 4.01 in the Form 8-K to be filed with the Securities and Exchange Commission. We agree with statements pertaining to us.

MaloneBailey, LLP www.malonebailey.com Houston, Texas